Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 3 dated July 6, 2011

to the Prospectus dated May 2, 2011

We are providing this Supplement No. 3 to you in order to supplement our prospectus dated May 2, 2011. This Supplement No. 3 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 1 dated May 19, 2011 and Supplement No. 2 dated June 9, 2011. Capitalized terms used in this Supplement No. 3 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

RECENT DEVELOPMENTS

Third Quarter Distribution

Our board of trustees has approved a quarterly distribution to shareholders of $0.15 per common share for the third quarter of 2011. The distribution will be calculated on a daily basis and paid on October 14, 2011 to shareholders of record during the period from July 1, 2011 through and including September 30, 2011.